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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] CHECK BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(B).

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1.   Name and Address of Reporting Person*

  Horing                           Jeff
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   (Last)                           (First)             (Middle)

c/o Insight Capital Partners
680 Fifth Avenue, 8th Floor
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                                    (Street)

   New York                            NY                10019
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     eXcelon Corporation (EXLN)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

     11/01
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
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================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

---------------------------------------------------------------------------------------------------------------------------
                                                                                                      6.
                                                   4.                                5.               Owner-
                                                   Securities Acquired (A) or        Amount of        ship
                                   3.              Disposed of (D)                   Securities       Form:       7.
                                   Transaction     (Instr. 3, 4 and 5)               Beneficially     Direct      Nature of
                     2.            Code            -------------------------------   Owned at End     (D) or      Indirect
1.                   Transaction   (Instr. 8)                      (A)               of Month         Indirect    Beneficial
Title of Security    Date          ------------    Amount          or     Price      (Instr. 3        (I)         Ownership
(Instr. 3)           (mm/dd/yy)     Code     V                     (D)               and 4)           (Instr.4)   (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------

Common Stock         10/04/01       P               49,192         (A)    $0.71      3,476,630         (I)        (1),(2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock         10/04/01       P               12,186         (A)    $0.71      3,476,630         (I)        (1),(3)
----------------------------------------------------------------------------------------------------------------------------
Common Stock         10/04/01       P                8,622         (A)    $0.71      3,476,630         (I)        (1),(4)

============================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code  V   (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:


      /s/ Jeff Horing                                        February 14, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.




Potential persons who are to resond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

Continuation Page

Item 1.  Name and Address of Reporting Person

Jeff Horing
c/o Insight Capital Partners
680 Fifth Avenue, 9th Floor
New York, NY  10019

Item 2.  Date of Event Requiring Statement

November 2001

Item 4.  Issuer Name and Ticker or Trading Symbol

eXcelon Corporation (EXLN)

Explanation of Responses

(1) The amounts listed in each row on Table I reflect the beneficial ownership of the Issuer's Common Stock by Insight Capital Partners III, L.P., a Delaware limited partnership, Insight Capital Partners (Cayman) III, L.P., a Cayman Islands limited partnership, and Insight Capital Partners III (Co-Investors), L.P., a Delaware limited partnership. Jeff Horing is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III (Co-Investors), L.P., and a director of the Issuer. Jeff Horing disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any, which may not be readily determinable. Additionally, the amounts listed in Table I reflect the beneficial ownership of the Issuer's Common Stock by Insight Venture Management, Inc. Jeff Horing, as President and Director of Insight Venture Management, Inc., and as one of two stockholders of Insight Venture Management, Inc., may be deemed to be the beneficial owner of all 31,292 shares of the Issuer's Common Stock held by Insight Venture Management, Inc. Jeff Horing disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which consists of 15,646 shares.

(2) On October 4, 2001, Insight Capital Partners III, L.P. purchased in the open market 49,192 shares of the Issuer's Common Stock at a price per share of $0.71.

(3) On October 4, 2001, Insight Capital Partners (Cayman) III, L.P. purchased in the open market 12,186 shares of the Issuer's Common Stock at a price per share of $0.71.

(4) On October 4, 2001, Insight Capital Partners III (Co-Investors), L.P. purchased in the open market 8,622 shares of the Issuer's Common Stock at a price per share of $0.71.


                                       2